Exhibit 14

China Elite Information Co., Ltd.
Code of Ethics and Business Conduct
Effective—February 2005

                This Code of Ethics and Business Conduct applies to all employees, officers and directors of China Elite Information Co., Ltd. and its subsidiaries (“China Elite” or the “Company”). This Code sets forth general principles.

1.             Compliance with laws, rules and regulations

                We expect you to comply with the letter and spirit of all applicable laws, rules and regulations. Illegal conduct can never be in the Company’s best interests. No employee, officer or director will enter into any transaction on the Company’s behalf that he or she knows or should know would violate any law or regulation, nor should any person assist any third party in violating any law or regulation, whether or not such assistance in itself is a violation. The laws and regulations with which each department and location of China Elite must comply will vary. Each employee, officer and director is responsible for knowing the specific laws and regulations that affect him or her. If you have any questions about your obligations under any applicable law, you should seek advice from your supervisor, or the Chief Executive Officer or Chief Financial Officer, or China Elite’s outside counsel.

                The following is a non-exclusive list of laws to which all employees, officers and directors of China Elite must adhere:

Accurate Books and Records

                All funds, other assets and transactions of the Company must be properly documented, fully accounted for and promptly and accurately recorded in the Company’s books and records in conformity with accounting principles generally accepted in the United States of America (GAAP), and in the case of any subsidiary of the Company located in the People’s Republic of China, in conformity with accounting principles generally accepted in the People’s Republic of China. The Company will adhere to the intent of the accounting and disclosure requirements established by the U.S. Securities and Exchange Commission. No employees, officers or directors may engage in the making of false or fictitious entries in Company books or records (including employee timesheets) with respect to Company transactions or the disposition of Company assets.

Insider Trading and Securities Law Compliance

                An employee, officer or director may not, directly or indirectly, disclose material non-public Company information to a third party. Further, an employee may not purchase or sell (or advise someone else to purchase or sell) the Company’s stock based on such information until after the information has been publicly disseminated. “Material” information is information which has the potential to affect the market price of Company stock, and/or which a reasonable investor would consider important in determining whether to buy or sell the Company’s stock. Material information may include, but is not limited to, annual and quarterly earnings results, projections of future earnings or losses, results of clinical trials or other important research & development, changes in management and significant acquisitions or dispositions. Either positive or negative information may be considered material. When in doubt, employees should contact China Elite’s Chief Financial Officer and/or outside counsel for guidance.

Political Contributions

                Employees shall not use Company funds for contributions of any kind to any political party or committee in the United States or any foreign country, or to any candidate for or holder of any office of any government, national, state or local.

Workplace Health and Safety Laws

                The Company will conduct its operations in compliance with all applicable environmental and health and safety laws and regulations, in keeping with good corporate citizenship and with a positive commitment to the protection of the natural and workplace environments. Workplace health and safety laws will vary among departments and locations. You are responsible for knowing the specific laws and regulations that affect your job and location.

2.             Conflicts of Interest

                A “conflict of interest” occurs when an individual’s personal interest interferes or appears to interfere with the interests of China Elite. We expect you to exercise care to ensure that conflicts of interest are avoided. This Code establishes only the framework within which China Elite wishes the business to operate. The purpose of the guidelines set forth in this Code is to provide general direction so that employees, officers and directors can seek further clarification on issues related to the subject of acceptable standards of operation. Please contact the Chief Executive Officer, the Chief Financial Officer or outside counsel about conflicts of interest.

Private Investments, Co-investments and Outside Business Activities by Employees and Officers

                Private investments, co-investments and outside business activities may create conflicts of interest and other complications for employees and officers. Therefore,

                (a)  Without the prior written consent of China Elite, employees and officers may not:

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(i)	make a co-investment with China Elite;

(ii)	be engaged in any other business;

(iii)	be employed or compensated by any other person; or

(iv)	serve as an officer, partner or employee of another organization.

                (b)  Prior to making such an investment or engaging in such outside business activity, an employee or officer or director must to submit to his or her supervisor and to the Chief Executive Officer or the Chief Financial Officer a memorandum describing in detail all aspects of the proposed investment or proposed outside business activity. If the Chief Executive Officer or Chief Financial Officer approves the proposed investment or outside business activity, the Chief Executive Officer or Chief Financial Officer will notify the employee or officer in writing. Such approval may be given subject to restrictions or qualifications and is revocable at any time.

                (c)  If an employee or officer has received approval to engage in outside activities, such person may not imply that he or she is acting on behalf of, or as a representative of, China Elite, and the person may not use China Elite’s offices, telephones, computer equipment or stationery for any purpose not directly related to China Elite’s business.

                (d)  Employees and officers should note that use of China Elite’s telephones, computer equipment or stationery for charitable or civic purposes or outside activity is only permitted with the express prior approval of the Chief Executive Officer or Chief Financial Officer. Employees or officers may not offer China Elite’s services in lieu of cash donations to charitable or civic organizations.

                (e)  Employees and officers have an ongoing responsibility to report any change in status with respect to a previously approved investment or outside activity.

                (f)  Employees and officers should consult the Chief Executive Officer or Chief Financial Officer if they are in doubt as to whether an investment or outside business activity of any type is covered by this Code.

                (g)  Although these restrictions outlined above do not specifically cover our outside, non-employee directors, such persons must also assure that no conflicts of interest arise in their relationship with China Elite. However, a non-employee director may be affiliated with a company with which we have a business relationship (such as a supplier, an investor, or a licensee or customer), provided that the nature of such affiliation and business relationship is disclosed to the Board and the Board approves such affiliation and business relationship (with the interested director not participating in the vote).

Gifts and Gratuities

                Employees, officers and directors must not take, accept or receive directly or indirectly, from any person compensation of any nature as a bonus, commission, fee

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gratuity or other consideration for business sought or procured by such persons or China Elite. In addition, such persons must not directly or indirectly give anything of value, including gratuities, in excess of $100 per individual per year to any person or entity. Employees, officers or directors must obtain the prior written approval of the Chief Executive Officer or Chief Financial Officer before giving anything of value in any amount. China Elite may maintain a separate record of all such payments.

3.             Loans

                Executive officers and directors may not obtain loans from the Company. Any loan to other employees must be approved by an executive officer or by the Board.

4.             Corporate Opportunities

                You owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises. You may not (i) take for yourself (or direct to a third party) any opportunity that is discovered through the use of Company property, information or position and relates to any line of business in which the Company engages (unless the Company has already been offered the opportunity and turns it down), (ii) use Company information or position for personal gain or (iii) compete with the Company.

5.             Protection and Proper Use of Company Property

                You must make reasonable efforts to safeguard Company property within your control from loss, theft or unauthorized use. You may only use Company property for legitimate business purposes of the Company, subject to the following:

a. We may authorize an employee, officer or director to use specific Company property as a “perquisite” element of his or her compensation. Any such authorization for an executive officer or director must be given by the Board or the Compensation Committee and disclosed as compensation to the extent required by SEC rules. Any such authorization for any other employee must be given by an executive officer.

b. The foregoing policy does not preclude occasional personal use of the Company’s electronic communications systems, provided that such use: (i) does not interfere with the performance of your job or other duties to the Company, (ii) does not diminish productivity and (iii) does not violate any specific policies of the Company regarding use of its electronic communication systems.

6.             Confidentiality

                You must maintain the confidentiality of any confidential information that you learn concerning China Elite and any other company with whom we have a business relationship, except when disclosure is authorized or legally required. In general, a

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company’s confidential information includes all non-public information that might be of use to the company’s competitors or harmful to the company or its customers if disclosed.

7.             SEC Reporting and Public Communications.

                We strive to have full, fair, accurate, timely and understandable disclosure in all reports that we file or submit to the SEC and in our other public communications. In furtherance of this objective, we expect that all persons involved in the preparation or review of our SEC reports will (i) be familiar with the “disclosure controls and procedures” that we have adopted as required by the Securities Exchange Act of 1934, (ii) follow such procedures, and (iii) bring to the attention of our Chief Financial Officer or our outside securities law counsel any material deviations from such procedures. If you become aware of any credible information that would place in doubt the accuracy in any material respect any of our SEC reports or other public disclosures, you should bring such information to the attention of our Chief Financial Officer or our outside securities law counsel. You may also bring the matter to the attention of the Audit Committee in the manner described in Section 11 of this Code.

8.             Books and Records

                The Company’s books and records must be prepared accurately and maintained properly in accordance with the Company’s records management policies and all applicable laws and regulations. No false entries may be made in the Company’s records for any reason. In no circumstances is it ever appropriate for a China Elite employee, officer or director to sign another person’s name on any document whatsoever. You must not accommodate any requests by any person to falsify signatures on documents or other China Elite records in any circumstances.

                Generally, we expect that you will:

•	not conceal any financial or bookkeeping irregularity;

•	cooperate completely and forthrightly with the Company’s internal and independent auditors; and

•	follow the Company’s system of internal accounting controls.

                You may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any governmental proceeding of which you are aware.

9.             Fair Dealing

                You should endeavor to deal fairly with our customers, competitors, employees, suppliers and others with whom we have a business relationship. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

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10.           Reporting of Violations; Consequence of Violations

                We expect that you will promptly report any circumstances that you believe in good faith may constitute a violation of this Code or any other Company policy. We will not allow retaliation for reports made hereunder in good faith.

                You should report to the following persons:

a.             if you are a non-employee director, you should report to the Board or the Audit Committee;

b.             if you are an officer, you should report to the Chief Executive Officer or the Chief Financial Officer, the Board or the Audit Committee or our outside counsel; and

c.             if you are a non-officer employee, you should report to your supervisor, the Chief Executive Officer or the Chief Financial Officer or our outside counsel.

                Notwithstanding the foregoing, if you have any complaints or issues regarding accounting, internal accounting controls or auditing matters or the accuracy of our SEC reports or other public communications you may report directly to the Board or the Audit Committee. If you are not comfortable identifying yourself, you may communicate with the Board or the Audit Committee anonymously.

                We will investigate any reports of alleged violations of this Code. If the alleged violation involves a director, an executive officer, or our principal accounting officer, or if it involves accounting, internal accounting controls or auditing matters or the accuracy of our SEC reports or other public communications, then the investigation will be supervised by the Audit Committee. In all other cases, the investigation will be supervised by our outside counsel or such other person as the Chief Executive Officer considers appropriate.

                Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, termination of employment and removal as a director.

11.           Waivers

                From time to time, we may waive some provisions of this Code. Waivers must be authorized as follows:

                a.             for executive officers, our principal accounting officer and directors, the waiver must be approved by the Board or the Audit Committee (with any interested director not participating in the vote); and

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                b.             for other employees, the waiver may be approved by any executive officer.

If we waive any provision of this Code for any executive officer or director, we will disclose such waiver to the extent required by the rules of the SEC and the exchange on which the Company’s securities are then-listed.

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